Andatee China Marine Fuel Services Corporation

Nominating and Governance Committee Charter

July 2009

I.	PURPOSE

The primary purpose of the Nominating and Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of Andatee China Marine Fuel Services Corporation (the “Company”) shall be to act on behalf of the Board in fulfilling the Board’s responsibilities to: (i) identify, review and evaluate candidates to serve as directors of the Company; (ii) recommend to the Board the persons to be nominated by the Board for election as directors at the annual meeting of shareholders; (iii) evaluate the composition, performance and other aspects of the Company’s Board committees; (iv) make other recommendations to the Board regarding affairs relating to the directors of the Company; (v) develop and review from time to time a plan of succession for key management; and (vi) administer and oversee all aspects of the Company’s corporate governance functions on behalf of the Board.

The policy of the Committee, in discharging these obligations, shall be to select well-qualified director nominees, and develop and review a set of corporate governance principles that enhance the overall management of the Company and provide a basis for governance that serves the best interests of the Company’s stockholders in building long-term value.

II.	COMPOSITION

A.	Number.

The Committee shall consist of shall consist of such number of directors as the Board shall from time to time determine.

B.	Independence.

Each member of the Nominating and Governance Committee shall be free from any relationship that would interfere with the exercise of his or her independent judgment, as determined by the Board, in accordance with the applicable independence requirements imposed by any stock exchange or other marketplace on which the Company’s securities may be listed from time to time and the rules and regulations of the Securities and Exchange Commission (“SEC”), including any exceptions permitted by such requirements.

C.	Chair.

Unless the Board elects a Chair of the Nominating and Governance Committee, the Committee shall elect a Chair by majority vote.

D.	Compensation.

The compensation of Nominating and Governance Committee members shall be as determined by the Board.

E.	Selection and Removal.

Members of the Nominating and Governance Committee shall be appointed by the Board. The Board may remove members of the Nominating and Governance Committee from such Committee, with or without cause.

III.	OPERATING PRINCIPLES AND PROCESSES

In fulfilling its functions and responsibilities, the Committee should give due consideration to the following operating principles:

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Communication – Regular and meaningful contact with the Chairman of the Board, other committee chairpersons, members of senior management and independent professional advisors to the Board and its various committees, as applicable, is important shall be encouraged as a means of strengthening the Committee’s knowledge of relevant current and prospective corporate governance issues.

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Committee Education/Orientation – Developing with management and participating in a process for systematic review of important corporate governance issues and trends in corporate governance practices that could potentially impact the Company shall be encouraged to enhance the effectiveness of the Committee.

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Information Needs – The Committee members shall communicate to the Chief Executive Officer or his or her designees the Committee’s expectations, and the nature, timing, and extent of any specific information or other supporting materials requested by the Committee for its meetings and deliberations.

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Meeting Agendas – Committee meeting agendas shall be the responsibility of the Committee chairperson with input from the Committee members and other members of the Board as well as, to the extent deemed appropriate by the chairperson, from members of senior management and outside advisors.

IV.	AUTHORITY AND RESPONSIBILITIES

The operation of the Committee will be subject to the provisions of the Bylaws of the Company and Delaware General Corporation Law, each as in effect from time to time. The Committee shall oversee the Company’s nomination and corporate governance matters as established below and shall report the results of its activity to the Board.  The Committee’s functions and procedures should remain flexible to address changing circumstances most effectively.

A.	Board and Committee Membership

1.           Selection of Director Nominees.  Except where the Company is legally required by contract or otherwise to provide third parties with the ability to nominate directors, the Nominating and Governance Committee shall be responsible for (i) identifying individuals qualified to become Board members and (ii) recommending to the Board the persons to be nominated by the Board for election as directors at the annual meeting of shareholders and the persons to be elected by the Board to fill any vacancies on the Board.  In making such recommendations, the Committee shall consider candidates proposed by the shareholders in accordance with the Bylaws.  The Committee shall review and evaluate information available to it regarding candidates proposed by shareholders and shall apply the same criteria, and shall follow substantially the same process in considering them, as it does in considering other candidates.

2.           Criteria for Selecting Directors.  The Board’s criteria for selecting directors are as set forth in the Company’s Corporate Governance Guidelines.  The Nominating and Governance Committee shall use such criteria to guide its director selection process.  The Committee shall be responsible for reviewing with the Board, on an annual basis, the requisite skills and criteria for new Board members as well as the composition of the Board as a whole.

3.           Search Firms.  The Nominating and Governance Committee shall have the sole authority to retain and terminate any search firm to be used to identify director nominees, including sole authority to approve the search firm’s fees and other retention terms.  The Committee is empowered, without further action by the Board, to cause the Company to pay the compensation of any search firm engaged by the Committee.

4.           Section of Committee Members.  The Nominating and Governance Committee shall be responsible for recommending to the Board the directors to be appointed to each committee of the Board.

B.	Corporate Governance

1.           Corporate Governance Guidelines.  The Nominating and Governance Committee shall develop and recommend to the Board a set of Corporate Governance Guidelines applicable to the Company.  The Committee shall, from time to time as it deems appropriate, review and reassess the adequacy of such Corporate Governance Guidelines and recommend any proposed changes to the Board for approval.

C.	Procedures and Administration

1.           Meetings.  The Nominating and Governance Committee shall meet as often as it deems necessary in order to perform its responsibilities.  The Committee shall keep such records of its meetings, as it shall deem appropriate.

2.           Subcommittee.  The Nominating and Governance Committee may form and delegate authority to one or more subcommittee (including a subcommittee consisting of a single member), as it deems appropriate from time to time under the circumstances.

3.           Reports to the Board.  The Nominating and Governance Committee shall report regularly to the Board.

4.           Charter.  The Nominating and Governance Committee shall, from time to time as it deems appropriate, review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

5.           Independent Advisors.  The Nominating and Governance Committee shall have the authority to engage such independent legal and other advisors as it deems necessary or appropriate to carry out its responsibilities.  Such independent advisors may be the regular advisors to the Company.  The Committee is empowered, without further action by the Board, to cause the Company to pay the compensation of such advisors as established by the Committee.

6.           Investigations.  The Nominating and Governance Committee shall have the authority to conduct or authorize investigations into nay matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee or advisor of the Company to meet with the Committee or any advisor engaged by the Committee.